Exhibit 4.7

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS SET FORTH IN SECTIONS 5.3 AND 5.4 BELOW, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND LAWS OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER, SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

WARRANT TO PURCHASE STOCK

Company: 908 Devices Inc., a Delaware corporation
Number of Shares: 70,983, subject to adjustment
Type/Series of Stock: Series D Participating Convertible Preferred Stock, $0.001 par value per share
Warrant Price: $5.6351 per Share, subject to adjustment
Issue Date: September 7, 2018
Expiration Date: September 7, 2028

WHEREAS, the Company has entered into a Lease for the premises located at 645 Summer Street, Boston, MA 02210 (the “Lease”), dated as of January 2, 2018, with Boston Harbor Industrial Development LLC, a Delaware limited liability company and related to the Lease, the Company will issue a warrant to purchase stock to PEI Investments, LLC, a Delaware limited liability company (together with any successor or permitted assignee or transferee of this Warrant (as defined below) or of any shares issued upon exercise hereof, “Holder”);

WHEREAS, the Company desires to grant to Holder, in consideration for, among other things, the accommodations provided for in the Lease, the right to purchase shares of Preferred Stock (as defined below) pursuant to this Warrant to Purchase Stock (the “Warrant”);

NOW, THEREFORE, for good and valuable consideration, including Holder’s execution and delivery of the Lease and providing the financial accommodations contemplated therein, and in consideration of the mutual covenants and agreements contained herein, the Company and Holder agree that Holder is entitled to purchase the number of fully paid and non-assessable shares (the “Shares”) of the above-stated Type/Series of Stock (the “Class”) of the above-named company (the “Company”) at the above-stated Warrant Price, all as set forth above and as adjusted pursuant to Section 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

Section 1.     EXERCISE.

1.1          Method of Exercise. Holder may at any time and from time to time exercise this Warrant, in whole or in part, by delivering to the Company the original of this Warrant together with a duly executed Notice of Exercise in substantially the form attached hereto as Appendix 1 and, unless Holder is exercising this Warrant pursuant to a cashless exercise set forth in Section 1.5, a check, wire transfer of same-day funds (to an account designated by the Company), or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased.

1.2          Fair Market Value. If the Company’s common stock is then traded or quoted on a nationally recognized securities exchange, inter-dealer quotation system or over-the- counter market (a “Trading Market”) and the Class is common stock, the fair market value of a Share shall be the closing price or last sale price of a share of common stock reported for the Business Day immediately before the date on which Holder delivers this Warrant together with its Notice of Exercise to the Company. If the Company’s common stock is then traded in a Trading Market and the Class is a series of the Company’s convertible preferred stock, the fair market value of a Share shall be the closing price or last sale price of a share of the Company’s common stock reported for the Business Day immediately before the date on which Holder delivers this Warrant together with its Notice of Exercise to the Company multiplied by the number of shares of the Company’s common stock into which a Share is then convertible. If the Company’s common stock is not traded in a Trading Market, the Board of Directors of the Company shall determine the fair market value of a Share in its reasonable good faith judgment.

1.3          Delivery of Certificate and New Warrant. Within a reasonable time after Holder exercises this Warrant in the manner set forth in Section 1.1 above, the Company shall deliver to Holder a certificate representing the Shares issued to Holder upon such exercise and, if this Warrant has not been fully exercised and has not expired, a new warrant of like tenor representing the Shares not so acquired.

1.4          Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form, substance and amount to the Company or, in the case of mutilation, on surrender of this Warrant to the Company for cancellation, the Company shall, within a reasonable time, execute and deliver to Holder, in lieu of this Warrant, a new warrant of like tenor and amount.

1.5          Treatment of Warrant Upon Acquisition of Company.

(a)         Acquisition. For the purpose of this Warrant, “Acquisition” means any transaction or series of related transactions involving: (i) the sale, lease, exclusive license, or other disposition of all or substantially all of the assets of the Company (ii) any merger or consolidation of the Company into or with another person or entity (other than a merger or consolidation effected exclusively to change the Company’s domicile), or any other corporate reorganization, in which the stockholders of the Company in their capacity as such immediately prior to such merger, consolidation or reorganization, own less than a majority of the Company’s (or the surviving or successor entity’s) outstanding voting power immediately after such merger, consolidation or reorganization (or, if such Company stockholders beneficially own a majority of the outstanding voting power of the surviving or successor entity as of immediately after such merger, consolidation or reorganization, such surviving or successor entity is not the Company); or (iii) any sale or other transfer by the stockholders of the Company of shares representing at least a majority of the Company’s then-total outstanding combined voting power.

(b)        Treatment of Warrant at Acquisition. In the event of an Acquisition in which the consideration to be received by the Company’s stockholders consists solely of cash, solely of Marketable Securities or a combination of cash and Marketable Securities (a “Cash/Public Acquisition”), and the fair market value of one Share as determined in accordance with Section 1.2 above would be greater than the Warrant Price in effect on such date immediately prior to such Cash/Public Acquisition, and Holder has not exercised this Warrant pursuant to Section 1.1 above as to all Shares, then this Warrant shall automatically be deemed to be exercised such that Holder shall be deemed to have received Shares, effective immediately prior to and contingent upon the consummation of a Cash/Public Acquisition, equal to the value of this Warrant, or such portion of this Warrant then outstanding, as determined in accordance with this Section 1.5(b). In connection with such exercise, Holder shall be deemed to have restated each of the representations and warranties in Section 4 of the Warrant as the date thereof and the Company shall promptly notify the Holder of the number of Shares (or such other securities) deemed issued upon exercise. In the event of a Cash/Public Acquisition where the fair market value of one Share as determined in accordance with Section 1.2 above would be less than the Warrant Price in effect immediately prior to such Cash/Public Acquisition, then this Warrant will expire immediately prior to the consummation of such Cash/Public Acquisition. For purposes of this Section 1.5(b), upon exercise the Company shall be deemed to have issued to the Holder such number of fully paid and non-assessable Shares as are computed using the following formula:

X =  Y(A-B)/A

where:

X =  the number of Shares to be issued to the Holder;

Y =  the number of Shares with respect to which this Warrant is being exercised (inclusive of the Shares surrendered to the Company in payment of the aggregate Warrant Price);

A =  the Fair Market Value (as determined pursuant to Section 1.2 above) of one Share; and

B =  the Warrant Price.

(c)          Upon the closing of any Acquisition other than a Cash/Public Acquisition, the acquiring, surviving or successor entity shall assume the obligations of this Warrant, and this Warrant shall thereafter be exercisable for the same securities and/or other property as would have been paid for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on and as of the closing of such Acquisition, subject to further adjustment from time to time in accordance with the provisions of this Warrant.

(d)          As used in this Warrant, “Marketable Securities” means securities meeting all of the following requirements: (i) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is then current in its filing of all required reports and other information under the Act and the Exchange Act; (ii) the class and series of shares or other security of the issuer that would be received by Holder in connection with the Acquisition were Holder to exercise this Warrant on or prior to the closing thereof is then traded in Trading Market, and (iii) following the closing of such Acquisition, Holder would not be restricted from publicly re-selling all of the issuer’s shares and/or other securities that would be received by Holder in such Acquisition were Holder to exercise this Warrant in full on or prior to the closing of such Acquisition, except to the extent that any such restriction (x) arises solely under federal or state securities laws, rules or regulations, and (y) does not extend beyond six (6) months from the closing of such Acquisition.

1.6          Stockholders Agreement. Upon any exercise of this Warrant, Holder shall, if the Company so requests in writing, become a party (of the same type as the other holders of outstanding shares of the Class who are parties thereto) to, by execution and delivery to the Company of a counterpart signature page, joinder agreement, instrument of accession or similar instrument, that certain Third Amended and Restated Stockholders Agreement dated March 2, 2017 among the Company and the other parties named therein (as amended and in effect from time to time, the “Stockholder Agreement”) solely with respect to the Shares issued upon such exercise (and the shares of Common Stock, if any, issued upon conversion of such Shares), solely to the extent that all holders of outstanding shares of the Class are then parties thereto, and solely to the extent such agreement is then by its terms in force and effect.

Section 2.      ADJUSTMENTS TO THE SHARES AND WARRANT PRICE.

2.1          Stock Dividends, Splits, Etc. If the Company declares or pays a dividend or distribution on the outstanding shares of the Class payable in common stock or other securities or property (other than cash), then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without additional cost to Holder, the total number and kind of securities and property which Holder would have received had Holder owned the Shares of record as of the date the dividend or distribution occurred. If the Company subdivides the outstanding shares of the Class by reclassification or otherwise into a greater number of shares, the number of Shares purchasable hereunder shall be proportionately increased and the Warrant Price shall be proportionately decreased. If the outstanding shares of the Class are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased and the number of Shares shall be proportionately decreased.

2.2          Reclassification, Exchange, Combinations or Substitution. Upon any event whereby all of the outstanding shares of the Class are reclassified, exchanged, combined, substituted, or replaced for, into, with or by Company securities of a different class and/or series, then from and after the consummation of such event, this Warrant will be exercisable for the number, class and series of Company securities that Holder would have received had the Shares been outstanding on and as of the consummation of such event, and subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, combinations substitutions, replacements or other similar events.

2.3          Conversion of Preferred Stock. If the Class is a class and series of the Company’s convertible preferred stock, in the event that all outstanding shares of the Class are converted, automatically or by action of the holders thereof, into common stock pursuant to the provisions of the Company’s Certificate of Incorporation, as amended and in effect from time to time (the “Charter”), including, without limitation, in connection with the Company’s initial, underwritten public offering and sale of its common stock pursuant to an effective registration statement under the Act (the “IPO”), then from and after the date on which all outstanding shares of the Class have been so converted, this Warrant shall be exercisable for such number of shares of common stock into which the Shares would have been converted had the Shares been outstanding on the date of such conversion, and the Warrant Price shall equal the Warrant Price in effect as of immediately prior to such conversion divided by the number of shares of common stock into which one Share would have been converted, all subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant.

2.4          Adjustments for Diluting Issuances. Without duplication of any adjustment otherwise provided for in this Section 2, the number of shares of common stock issuable upon conversion of the Shares shall be subject to anti-dilution adjustment from time to time in the manner set forth in the Charter as if the Shares were issued and outstanding on and as of the date of any such required adjustment (and subject to waiver by the required holders of the outstanding shares of the Class in accordance with the Charter).

2.5          No Fractional Share. No fractional Share shall be issuable upon exercise of this Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional Share interest arises upon any exercise of the Warrant, the Company shall eliminate such fractional Share interest by paying Holder in cash the amount computed by multiplying the fractional interest by (i) the fair market value (as determined in accordance with Section 1.2 above) of a full Share, less (ii) the then-effective Warrant Price.

2.6          Notice/Certificate as to Adjustments. Upon each adjustment of the Warrant Price, Class and/or number of Shares, the Company, at the Company’s expense, shall notify Holder in writing within a reasonable time setting forth the adjustments to the Warrant Price, Class and/or number of Shares and facts upon which such adjustment is based. The Company shall, upon written request from Holder, furnish Holder with a certificate of its Chief Executive Officer or Chief Financial Officer, including computations of such adjustment and the Warrant Price, Class and number of Shares in effect upon the date of such adjustment. Notwithstanding the foregoing provisions of this Section 2.6, in the event of an adjustment pursuant to Section 2.3, the Company shall only be required to provide Holder with such notices as are required to be delivered to holders of the outstanding shares of the Class pursuant to the Charter regarding anti-dilution protection as and when required thereunder.

Section 3.      REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1          Representations and Warranties. The Company represents and warrants to, and agrees with, the Holder as follows:

(a)         The initial Warrant Price referenced on the first page of this Warrant is not greater than the price per share at which shares of the Class were last sold and issued prior to the Issue Date hereof in an arms-length transaction.

(b)         All Shares which may be issued upon the exercise of this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein, under the Stockholders Agreement or under applicable federal and state securities laws. The Company covenants that it shall at all times cause to be reserved and kept available out of its authorized and unissued capital stock such number of shares of the Class, common stock and other securities as will be sufficient to permit the exercise in full of this Warrant and the conversion of the Shares into common stock or such other securities.

3.2          Notice of Certain Events. If the Company proposes at any time to:

(a)          declare any dividend or distribution upon the outstanding shares of the Class or common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend;

(b)          offer for subscription or sale pro rata to the holders of the outstanding shares of the Class any additional shares of any class or series of the Company’s stock (other than pursuant to contractual pre-emptive rights);

(c)          effect any reclassification, exchange, combination, substitution, reorganization or recapitalization of the outstanding shares of the Class;

(d)          effect an Acquisition or to liquidate, dissolve or wind up; or

(e)          effect an IPO; then, in connection with each such event, the Company shall give Holder:

(1)               in the case of the matters referred to in (a) and (b) above, at least seven (7) Business Days prior written notice of the earlier to occur of the effective date thereof or the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of outstanding shares of the Class will be entitled thereto) or for determining rights to vote, if any;

(2)               in the case of the matters referred to in (c) and (d) above at least seven (7) Business Days prior written notice of the date when the same will take place (and specifying the date on which the holders of outstanding shares of the Class will be entitled to exchange their shares for the securities or other property deliverable upon the occurrence of such event and such reasonable information as Holder may reasonably require regarding the treatment of this Warrant in connection with such event giving rise to the notice); and

(3)              with respect to the IPO, at least seven (7) Business Days prior written notice of the date on which the Company proposes to file its registration statement in connection therewith.

Section 4.      REPRESENTATIONS, WARRANTIES OF THE HOLDER.

The Holder represents and warrants to the Company as follows:

4.1          Purchase for Own Account. This Warrant and the securities to be acquired upon exercise of this Warrant by Holder are being acquired for investment for Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Act. Holder also represents that it has not been formed for the specific purpose of acquiring this Warrant or the Shares.

4.2          Disclosure of Information. Holder is aware of the Company’s business affairs and financial condition and has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.

4.3          Investment Experience. Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. Holder has experience as an investor in securities of companies in the development stage and acknowledges that Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.

4.4          Accredited Investor Status. Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

4.5          The Act. Holder understands that this Warrant and the Shares issuable upon exercise hereof have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein. Holder understands that this Warrant and the Shares issued upon any exercise hereof must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available. Holder is aware of the provisions of Rule 144 promulgated under the Act.

4.6          Market Stand-off Agreement. The Holder agrees that the Shares shall be subject to the Market Standoff provisions in Section 12 of the Company’s Third Amended and Restated Registration Rights Agreement, dated as of March 2, 2017, as amended and/or restated and in effect from time to time.

4.7          No Voting Rights. Holder, as a Holder of this Warrant, will not have any voting rights until the exercise of this Warrant.

Section 5.      MISCELLANEOUS.

5.1          Term. Subject to the provisions of Section 1.5 above, this Warrant is exercisable in whole or in part at any time and from time to time on or before 6:00 PM, Pacific time, on the Expiration Date shall be void thereafter.

5.2          Legends. Each certificate evidencing Shares (and each certificate evidencing securities issued upon conversion of any Shares, if any) shall be imprinted with a legend, in addition to any other legend required under the Stockholder Agreement, in substantially the following form:

THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS SET FORTH IN THAT CERTAIN WARRANT TO PURCHASE STOCK ISSUED BY THE ISSUER TO BOSTON HARBOR INDUSTRIAL LLC ON NOVEMBER __, 2017, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND LAWS OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER, SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

5.3          Compliance with Securities Laws on Transfer. This Warrant and the Shares issued upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part except in compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to an affiliate of Holder, provided that any such transferee is an “accredited investor” as defined in Regulation D promulgated under the Act. Additionally, the Company shall also not require an opinion of counsel if there is no material question as to the availability of Rule 144 promulgated under the Act.

5.4          Transfer Procedure. Holder may transfer all or part of this Warrant or the Shares issued upon exercise of this Warrant (or the securities issued upon conversion of the Shares, if any) to any transferee, provided, however, in connection with any such transfer, Holder will give the Company notice of the portion of the Warrant and/or Shares (and/or securities issued upon conversion of the Shares, if any) being transferred with the name, address and taxpayer identification number of the transferee and Holder will surrender this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable); and provided further, that any subsequent transferee shall agree in writing with the Company to be bound by all of the terms and conditions of this Warrant; and provided further, that the transfer of any Shares issued upon exercise hereof shall be subject to the terms and provisions of the Stockholder Agreement. Notwithstanding any contrary provision herein, at all times prior to the IPO, Holder may not, without the Company’s prior written consent, transfer this Warrant or any portion hereof, or any Shares issued upon any exercise hereof, or any shares or other securities issued upon any conversion of any Shares issued upon any exercise hereof, to any person or entity who directly competes with the Company, except in connection with an Acquisition of the Company by such a direct competitor.

5.5          Notices. All notices and other communications hereunder from the Company to the Holder, or vice versa, shall be deemed delivered and effective (i) when given personally, (ii) on the third (3rd) Business Day after being mailed by first-class registered or certified mail, postage prepaid, (iii) upon actual receipt if given by facsimile or electronic mail and such receipt is confirmed in writing by the recipient, or (iv) on the first Business Day following delivery to a reliable overnight courier service, courier fee prepaid, in any case at such address as may have been furnished to the Company or Holder, as the case may be, in writing by the Company or such Holder from time to time in accordance with the provisions of this Section 5.5. All notices to Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

PEI INVESTMENTS, LLC
655 Summer Street
Boston, MA 02210
Attention: Timothy A. Pappas
email: tpappas@papent.com
Telephone: (617) 330-9797

With a copy (which shall not constitute notice) to:

BOSTON HARBOR INDUSTRIAL DEVELOPMENT LLC
655 Summer Street
Boston, MA 02210

Notice to the Company shall be addressed as follows until Holder receives notice of a change in address:

908 Devices Inc.
Attn: Chief Financial Officer
645 Summer Street
Boston, MA 02210
Telephone: (857) 254-1500
Email: jgriffith@908devices.com

With a copy (which shall not constitute notice) to:

Goodwin Procter LLP
Attn: Mark J. Macenka, Esq.
100 Northern Avenue
Boston, MA 02210
Telephone: (617) 570-1145
Email: mmacenka@goodwinprocter.com

5.6           Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated (either generally or in a particular instance and either retroactively or prospectively) only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.7           Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

5.8           Counterparts; Facsimile/Electronic Signatures. This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement. Any signature page delivered electronically or by facsimile shall be binding to the same extent as an original signature page with regards to any agreement subject to the terms hereof or any amendment thereto.

5.9           Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles regarding conflicts of law.

5.10         Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

5.11         Business Days. “Business Day” is any day that is not a Saturday, Sunday or a day on which banking institutions are not required to be open in the Commonwealth of Massachusetts.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Warrant to Purchase Stock to be executed by their duly authorized representatives effective as of the Issue Date written above.

“COMPANY”

908 DEVICES INC.

By:

Name:
(Print)

Title:

“HOLDER”

PEI INVESTMENTS, LLC

By:

Name:
(Print)

Title:

APPENDIX 1

NOTICE OF EXERCISE

1.       The undersigned Holder hereby exercises its right to purchase ____________ shares of the Common/Series D Preferred [circle one] Stock of 908 Devices Inc. (the “Company”) in accordance with the attached Warrant To Purchase Stock, and tenders payment of the aggregate Warrant Price for such shares as follows:

☐      check in the amount of $__________payable to order of the Company enclosed herewith

☐      Wire transfer of immediately available funds to the Company’s account

☐      Other [Describe]

2.       Please issue a certificate or certificates representing the Shares in the name specified below:

Holder’s Name

(Address)

3.       By its execution below and for the benefit of the Company, Holder hereby restates each of the representations and warranties in Section 4 of the Warrant to Purchase Stock as of the date hereof.

HOLDER:

By:
Name:
Title:
(Date):